EXHIBIT 10.1

PROMISSORY NOTE

$9,000,000	December 31, 2007

For value received, BROOKE CAPITAL CORPORATION, a Kansas corporation (the “Borrower”), promises to pay to the order of CITIZENS BANK AND TRUST COMPANY, a Missouri banking corporation (the “Bank”), at such address as the Bank may designate from time to time, the principal sum of Nine Million and 00/100 Dollars ($9,000,000.00), together with interest thereon as provided below.

1. Principal and Interest. Principal and interest under this Promissory Note (the “Note”) is due and payable, without notice or demand, as follows:

(a) Quarterly Interest Payments. Interest on the outstanding principal balance of this Note is due and payable on the 5th day of each calendar quarter, beginning April 5, 2008, until the final balloon payment referred to below is due.

(b) Final Balloon Payment. On February 5, 2009, the entire outstanding principal balance of this Note, all accrued but unpaid interest thereon and any other amounts owing under this Note will be immediately due and payable in their entirety.

2. Interest Rate. Interest will accrue on the outstanding principal balance of this Note, prior to default, at an annual rate equal to the Prime Rate in effect from time to time. The “Prime Rate” means the prime rate as published from time to time in the “Money Rates” section of The Wall Street Journal or in such other reputable financial news service (electronic or otherwise) utilized by the Bank from time to time. The Prime Rate may fluctuate as frequently as daily, and shall change on the day any change in the prime rate occurs. This rate is only a reference rate and may not be the lowest rate offered by the Bank. Interest will be calculated based upon the actual number of days elapsed over a year of 360 days. If interest is not paid when due, such interest shall be treated as principal outstanding under this Note and interest shall accrue thereon as provided herein.

3. Loan Origination Fee. The Borrower agrees to pay to the Bank, on the date hereof, a fee in the amount of $45,000 which shall be deemed fully earned and non-refundable on the date hereof.

4. Security. The Borrower’s obligations under this Note are secured by a Pledge Agreement, dated on or about the date hereof, between the Brooke Corporation, a Kansas corporation (the “Parent”), and the Bank, as the same may be amended, restated, replaced or otherwise modified from time to time (the “Pledge Agreement”). This Note, the Pledge Agreement and all other documents which at any time evidence, secure or otherwise relate to the Borrower’s obligations under this Note, as any of the foregoing may be amended, renewed, restated, replaced or otherwise modified from time, are collectively referred to herein as “Credit Documents.” All property encumbered by the Pledge Agreement and all other property which at any time secures any obligations of the Borrower to the Bank or those of any guarantor of any obligations of the Borrower to the Bank are collectively referred to herein as “Collateral.” The Borrower agrees to cause the Parent to pledge to the Bank the Additional Pledged Shares referred to in the Pledge Agreement as and when required under the Pledge Agreement.

5. Events of Default. This Note shall, at the option of the Bank, become immediately due and payable, without notice or demand, if: (a) the Borrower fails to pay, perform or observe any obligation of the

Borrower to the Bank beyond any applicable grace, cure or notice period, or any event of default (however defined or described) occurs under any agreement between the Borrower and the Bank; (b) the Borrower fails to pay any amount owed to any other creditor relating to borrowed money or similar indebtedness or any guaranty thereof or any event of default (however defined or described) occurs under such indebtedness or guaranty; (c) the Parent fails to pay, perform or observe any obligation of the Parent to the Bank beyond any applicable grace, cure or notice period, or any event of default (however defined or described) occurs under any agreement between the Parent and the Bank (including, without limitation, the occurrence of any “Event of Default” as defined in the Pledge Agreement); (d) the owners of the stock or other equity interests of the Borrower as of the date hereof shall fail to maintain majority ownership and voting control of the Borrower; (e) the owners of the stock or other equity interests of the Parent as of the date hereof shall fail to maintain effective voting control of the Parent; (f) Robert Orr, Keith Bouchey, Michael Hess, Leland Orr, Carl Baranowski, Kyle Garst or Dane Devlin dies, is judicially declared incompetent or fails to perform fully those duties being performed by him or her for the benefit of the Borrower or the Parent on the Closing Date; (g) any bankruptcy or other insolvency proceeding is filed by or against the Borrower or the Parent; (h) one or more judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate during any 12-month period is rendered against the Borrower and/or the Parent; (i) any material regulatory investigation, proceeding or action against the Borrower or the Parent is commenced; (j) any representation or warranty made by or on behalf of or concerning the Borrower or the Parent in connection with any Credit Document proves to be incorrect, incomplete or misleading in any material respect when made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and the Borrower or the Parent, as the case may be, fails to give the Bank prompt written notice thereof; (k) the value of the common stock of Brooke Credit Corporation falls below $2.40 share; or (l) in the Bank’s reasonable judgment, there occurs any material adverse change in the financial condition or economic prospects of the Borrower or the Parent or the value or liquidity of or the Bank’s lien on any Collateral. Each of these events is referred to in this Note as an “Event of Default.” So long as any Event of Default is in effect, the Bank may setoff and apply against any deposit and/or other accounts maintained by any Borrower with the Bank any or all amounts then owing under this Note. The foregoing right of setoff shall be in addition to any other rights of setoff and any other rights or remedies the Bank may have.

6. Quarterly Covenant Compliance Certificate; Notice of Default. The Borrower agrees to deliver to the Bank, within 15 days after the end of each calendar quarter, beginning with the calendar quarter ending March 31, 2008, a certificate signed by the President or Chief Financial Officer of the Borrower (and acknowledged by the President of the Parent) stating that, for such quarter, the Borrower complied with all of its obligations under the Credit Documents to which it is a party (or, if such is not the case, a statement of what obligations the Borrower did not comply with and what steps the Borrower has undertaken or proposes to undertake in respect thereof) and that, as of the last day of such fiscal quarter, all representations and warranties in the Credit Documents made by or on behalf of or otherwise concerning the Borrower or the Parent are correct and not misleading in all material respects (or, if such is not the case, a statement of which representations or warranties are not true or are misleading). If an Event of Default occurs, or if any event occurs that, with the passage of time, giving of notice or both, would become an Event of Default, the Borrower agrees to give the Bank written notice of the same within five days after the occurrence of such Event of Default or event, as the case may be.

7. Post-Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, interest payable under this Note will accrue at an annual rate equal to three percent (3%) above the rate that would otherwise apply pursuant to Section 2 above. The foregoing post-default interest rate shall apply without regard to whether the Bank has accelerated the maturity of this Note or any amounts are then due and owing under this Note.

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8. Late Fees. If the Borrower fails to pay any amount due under this Note within ten (10) days after its due date, the Borrower will pay to the Bank on demand a late payment fee equal to five percent (5%) of the amount of the late payment. This late payment fee will be in addition to any other amounts payable by the Borrower under this Note, including, without limitation, interest payable at the post-default rate.

9. Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

(a) Organization and Existence. Each of the Borrower and the Parent (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, (ii) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation, and (iii) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect. For purposes hereof, a “Material Adverse Effect” means (i) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of the Borrower, the Parent or any other guarantor, (ii) a material impairment of the ability of the Borrower, the Parent or any other guarantor to pay, perform or observe their respective obligations under the Credit Documents, or (iii) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Bank under the Credit Documents.

(b) Authorization; Non-Contravention. The execution, delivery and performance by each of the Borrower and the Parent of each Credit Document to which it is a party (i) are within the Borrower’s and Parent’s corporate powers, (ii) have been duly authorized by all necessary corporate or similar action, and (iii) do not contravene the Borrower’s or the Parent’s articles of incorporation or by-laws, or any law or contractual restriction binding on or affecting the Borrower, the Parent or any of their respective properties

(c) Approval of Governmental Bodies. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by either the Borrower or the Parent of the Credit Documents to which it is a party or the exercise by the Bank of any of its rights or remedies thereunder, including, without limitation, the sale or other disposition of any Collateral to any person [except as may be required in connection with (i) that certain Lock-Up Agreement, dated as of July 18,2007, by and between Parent and Oakmont Acquisition Corp., and (ii) the disposition of securities under the Pledge Agreement by laws affecting the offering and sale of securities generally].

(d) Enforceability of Obligations. The Credit Documents to which the Borrower and/or the Parent is a party are the legal, valid and binding obligations of the Borrower and/or the Parent, as the case may be, enforceable against the Borrower and/or the Parent, as the case may be, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.

(e) Financial Statements. All financial statements of the Borrower and the Parent which have been furnished to the Bank fairly present the financial condition of the Borrower and the Parent, as the case may be, as of the dates reflected on the financial statements, and fairly present the results of their respective operations for the period covered thereby, all in accordance with GAAP. As of the date hereof, there has been no material adverse change in the financial condition or results from operations, as the case may be, of the Borrower or the Parent since the September 30, 2007 financial

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statements of each of the Borrower and the Parent delivered to the Bank. Similarly, as of the date hereof, there has been no material adverse change in the financial condition or results from operations of the Borrower or the Parent since the date of the June 30, 2007 pro-forma combined financial statements attached to the October 16, 2007 notice of a meeting of the shareholders of the Borrower.

(f) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or the Parent or any of their respective properties before any court, governmental agency or arbitrator which, if determined adversely to the Borrower or the Parent, could reasonably be expected to have a Material Adverse Effect.

(g) Stock and Records. All outstanding capital stock of the Borrower and the Parent was and is properly issued, and all books and records of the Borrower and the Parent, including but not limited to their respective minute books, by-laws and books of account, are accurate and complete in all material respects

(h) Negative Pledges. Neither the Borrower nor the Parent is a party to or bound by any indenture, contract or other instrument or agreement which prohibits or restricts the security interest granted to the Bank in the Pledged Collateral described in the Pledge Agreement.

10. Financial and Related Covenants. So long as the Bank has any obligation to extend credit to or for the benefit of the Borrower or any obligations of the Borrower or the Parent are outstanding under the Credit Documents:

(a) Tangible Net Worth. The Borrower shall maintain, as of the end of each fiscal quarter, a Tangible Net Worth of not less than $12,000,000.

For purposes hereof,

(i) “Tangible Net Worth” means, at any time, (1) the excess of the Borrower’s assets over its liabilities at such time, each as determined in accordance with GAAP, minus (2) the sum of, without duplication, (A) goodwill, including any amounts, however designated on any balance sheet of the Borrower representing the excess of the purchase price paid for assets or stock or other equity interests over the value assigned thereto on the books of the Borrower (other than any such excess purchase price paid for inventoried insurance agencies of the Borrower to the extent such inventoried agencies otherwise constitute assets under GAAP), (B) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles, (C) deferred assets, other than prepaid insurance and prepaid taxes, (D) assets located and notes and receivables due from obligors outside of the United States of America, (E) unamortized debt discount and expense, and (F) notes, receivables and other amounts due from affiliates or employees.

(ii) “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

(b) Investments in Affiliates. The Borrower shall not make any advances to or investments in any of its affiliates without first obtaining the Bank’s prior written consent thereto; provided, however, that the Borrower may incur indebtedness extended to it by its affiliates if such indebtedness is subordinated to the Bank’s payment and other rights under the Credit Documents pursuant to a subordination agreement reasonably satisfactory in form and content to the Bank.

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(c) Dividends and Distributions. The Borrower shall not pay any dividends or make any other distributions in respect of any stock or other equity interests of the Borrower or redeem or otherwise acquire any such stock or other equity interests; provided, however, that (i) the Borrower may make distributions payable solely in stock or other equity interests of the Borrower, and (ii) if no Event of Default then exists or would result therefrom, the Borrower may pay cash dividends to its equity holders in the ordinary course of its business and consistent with its past practices (but excluding, in any event, any special or liquidating dividends).

(d) No Other Senior Debt. The Borrower shall not incur or otherwise become directly or indirectly liable for any indebtedness for borrowed money, capital lease obligations or similar financing obligations without first obtaining the Bank’s prior written consent thereto, unless such financing obligations are subordinated in all respects to the Bank’s payment and other rights under the Credit Documents pursuant to a subordination agreement reasonably satisfactory and form and content to the Bank. Notwithstanding the foregoing, the Borrower may refinance any such financing obligations existing on the date hereof, if such refinancing does not act to increase the principal (or equivalent) amount of the obligations being refinanced.

(e) No Pledge of Insurance Agency Inventory Held for Sale. The Borrower shall not grant a security interest in or otherwise encumber any insurance agencies or assets thereof acquired by the Borrower and held as inventory; provided, however, that the Borrower may grant purchase-money liens on any such assets it acquires if the holder of such lien’s right to obtain a deficiency from the Borrower is subordinated to the prior payment in full of the Obligations.

(f) Fundamental Changes. Neither the Borrower nor the Parent shall merge or consolidate with or otherwise acquire, or be acquired by, any other person. Neither the Borrower nor the Parent shall sell, lease or otherwise transfer all or any part of its properties, real or personal, other than, for so long as no Event of Default exists, the sale of inventory in the ordinary course of such person’s business and the disposition of obsolete equipment to the extent consistent with such person’s past business practices. Neither the Borrower nor the Parent shall enter into any sale and leaseback transaction with respect to any of its properties or create any subsidiary, or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing on the date hereof.

11. Usury; Loan Proceeds. If the interest rate under this Note exceeds the maximum lawful interest rate at any time, the interest rate under this Note, for such period of time which it exceeds the maximum lawful rate, will be reduced to and will equal the maximum lawful rate at such time. If the Bank receives any interest payments in excess of the maximum amount permitted by law, such excess will be applied to reduce the outstanding principal balance, whether then due and payable or not, and any other amounts owing under this Note, and the balance remaining, if any, will be returned to the Borrower upon the Borrower’s request. The Borrower represents to the Bank that the Borrower will use the proceeds of this Note only for business purposes, and not for personal, family or household purposes. The Borrower agrees that this loan is a “business loan” within the meaning of, and that it is exempt from usury restrictions by virtue of, Mo.Rev.Stat. § 408.035. The Borrower will not, directly or indirectly, use any part of the proceeds of this Note for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

12. Waivers. The Borrower and any guarantors and endorsers of this Note: (a) waive presentment, protest, demand for payment, notice of dishonor and any and all other notices, demands and consents with

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respect to the delivery, acceptance, performance, default and enforcement of this Note; (b) consent to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers, and any other modifications that may be granted or consented to by the Bank from time to time with respect to this Note; and (c) waive all suretyship defenses, including, without limitation, impairment of collateral. No delay by the Bank in exercising any of its rights under this Note will operate as a waiver of such rights, nor will any single or partial exercise of such rights preclude further exercise of such rights or any other rights. The Borrower waives any right of setoff or similar right the Borrower may now or hereafter have against the Bank with respect to the Borrower’s obligations under this Note.

13. Application of Payments. The Borrower waives any right to direct the application of any payments or prepayments received by the Bank. Unless the Bank elects to the contrary, all amounts received by the Bank will be applied in the following order of application: first, to any fees, expenses or other amounts (other than principal or interest) which are payable to the Bank pursuant to the Credit Documents; second, to accrued interest; and third and finally, to outstanding principal.

14. Prepayment. The Borrower may prepay this Note in whole or in part on one or more occasions without penalty or premium.

15. Closing Expenses. The Borrower agrees to pay to the Bank, on the date of this Note, all fees and expenses, including, without limitation, attorneys fees and expenses, incurred by the Bank in connection with the preparation and closing of this Note and the other Credit Documents, and without regard to whether any of the transactions described in the Credit Documents close or are otherwise consummated.

16. Reimbursement of Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Bank employs counsel for advice or other representation, or incurs reasonable legal and/or investment bankers’, appraisers’, liquidators’ and/or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Note or any of the other Credit Documents, or any amendment or other modification of this Note or any of the other Credit Documents; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, the Borrower, the Parent or any other person) in any way relating to the Collateral, this Note, any of the other Credit Documents or the Borrower’s or the Parent’s affairs; (c) any attempt to enforce any rights of the Bank against the Borrower, the Parent or any other person which may be obligated to the Bank by virtue of this Note or any of the other Credit Documents, irrespective of whether litigation is commenced in pursuance of such rights; and/or (d) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral (all of which are collectively referred to as the “Expenses”); then, in any and each such event, such Expenses shall be payable on demand by the Borrower to the Bank. Additionally, if any taxes (excluding taxes imposed upon or measured by the income of the Bank or any related franchise tax) shall be payable on account of the execution or delivery of this Note or the other Credit Documents, or the execution, delivery, issuance or recording of any of the Credit Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the date hereof, the Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Bank harmless from and against all liabilities in connection therewith. The Borrower’s obligation to pay such Expenses also applies also to any appellate proceedings (irrespective of which party prevailed at the trial court or at the lower appellate court), any bankruptcy or like insolvency proceedings and any arbitration or other proceedings involving this Note or the rights of the parties hereunder.

17. Indemnification. The Borrower agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation,

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attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of the Borrower’s or the Parent’s failure to observe, perform or discharge any of their respective duties under this Note or any other Credit Documents or any misrepresentation made by or on behalf of the Borrower or the Parent under any of the Credit Documents. The Borrower further agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorneys’ fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to this Note, any of the other Credit Documents or any of the transactions described in or contemplated by any of the foregoing (including, without limitation, any such losses incurred by any one or more indemnified parties arising out of any claim by the Parent or any guarantor), except to the extent such losses arise out of such indemnified party’s gross negligence or willful misconduct. All indemnities given by the Borrower to the Bank under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the obligations evidenced by this Note.

18. Quarterly Financials and Other Information. The Borrower agrees to provide to the Bank, within 30 days after the end of fiscal quarter, financial statements of the Borrower and the Parent for such fiscal quarter, in each case prepared in accordance with GAAP and certified by the chief financial office of the Borrower and the Parent as true and correct. The Borrower also agrees to provide to the Bank such other financial and operational information regarding the Borrower and the Parent as the Bank may reasonably request from time to time.

19. No Unwritten Agreements. The following statement is given pursuant to Mo. Rev. Stat. § 432.047: “Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

20. Consent to Jurisdiction. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state court located in Livingston County, Missouri or any federal court located in the Western District of Missouri, and waives personal service of any and all process upon the Borrower and consents that all such service of process be made by certified or registered mail directed to the Borrower at the Borrower’s last known address as reflected in the Bank’s records and service so made shall be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against the Borrower as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Bank (except by way of a defense or counterclaim in a proceeding initiated by the Bank) any claim or other assertion of liability with respect to any of the Credit Documents, the Bank’s actions or inactions or otherwise in any jurisdiction other than the foregoing jurisdiction(s). Nothing in this Section shall prohibit the Bank from asserting any claims or other assertions of liability against the Borrower or any of its properties in any other courts that have proper jurisdiction.

21. Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower waives any right to trial by jury (which the Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise

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relating to any of the Credit Documents or the Bank’s actions or inactions in respect thereof. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges that the Bank is relying upon and would not enter into the transactions described herein on the terms and conditions set forth herein but for the Borrower’s waivers and agreements under this Section.

22. Governing Law; Miscellaneous. This Note shall be governed by the laws of the State of Missouri without regard to any conflict of law rule thereof which gives effect to the laws of any other jurisdiction. Time is of the essence in the payment and performance of the Borrower’s obligations under this Note . If any provision of this Note is unlawful, such provision shall be void but the remainder of the Note will remain in effect and be binding on the Borrower and any guarantor and endorser hereof. Section headings in this Note are for convenience of reference only and shall not limit the scope of any Section.

[signature page to follow]

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

BROOKE CAPITAL CORPORATION

By:	/s/ Kyle L. Garst
Kyle L. Garst
President & CEO

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